SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

Coastal Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19684	57-0925911
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2619 Oak Street, Myrtle Beach, South Carolina 29577

(Address of Principal Executive Offices) (Zip Code)

(843) 205-2000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 20, 2006, Coastal Financial Corporation (the “Company”) and BB&T Corporation (“BB&T”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into BB&T, with BB&T as the surviving entity, in an all-stock transaction valued at approximately $394.6 million. Under the terms of the Merger Agreement, shareholders of the Company will receive .385 shares of BB&T common stock for each share of Company common stock held at the closing date. The merger is currently expected to be completed in the second quarter of 2007, pending receipt of Company shareholder approval and regulatory approvals. The Merger Agreement also provides that the Company must pay to BB&T a cash fee of $15 million if the Merger Agreement is terminated under certain conditions. A copy of the Merger Agreement is attached to this Report as Exhibit 2.1 and is incorporated herein by reference.

In connection with the Merger Agreement, Michael C. Gerald, the Company’s President and Chief Executive Officer, entered into a seven-year employment/consulting agreement with BB&T that will become effective upon the closing of the merger. Pursuant to the Merger Agreement, the Company’s current board members will also be asked to serve on local BB&T advisory boards.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement has been included as an exhibit to this Report to provide the agreed upon terms of the transaction. It is not intended to provide other factual information about the Company. The Merger Agreement contains certain representations and warranties that the Company and BB&T made to each other as of specified dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and BB&T, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between the Company and BB&T rather than establishing matters as facts. Such information can be found in other public filings the Company makes with the Securities and Exchange Commission (the “SEC”), which are available without charge at the SEC’s website at www.sec.gov.

BB&T will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. Company shareholders are urged to read the proxy statement/prospectus, which will contain important information about BB&T, the Company and the proposed transaction, when it becomes available. When available, copies of this proxy statement/prospectus will be mailed to Company shareholders, and it and other documents filed by BB&T or the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or by directing a request to the Company at 2619 Oak Street, Myrtle Beach, South Carolina 29577 or BB&T at Shareholder Reporting Manager, 150 S. Stratford Road, Suite 400, Winston-Salem, North Carolina 27104.

BB&T, the Company and their respective directors and executive officers may be deemed participants in the solicitation of proxies from shareholders of the Company in connection with this transaction. Information about the directors and executive officers of BB&T may be found in BB&T’s proxy statement filed with the SEC on March 15, 2006 and will be incorporated by reference in the proxy statement/prospectus. Information about the Company’s directors and executive officers may be found in the Company’s proxy statement/prospectus filed with the SEC on December 18, 2006. You can obtain free copies of these documents as described above. In addition to the proposed registration statement and proxy statement/prospectus, BB&T and the Company file annual, quarterly and special reports, proxy statements, and other information with the SEC. These filings also are available on the SEC’s web site at http://www.sec.gov.

A joint press release announcing the transaction was issued on December 21, 2006, a copy of which is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated December 20, 2006, by and between Coastal Financial Corporation and BB&T Corporation

Exhibit 99.1	Press Release dated December 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COASTAL FINANCIAL CORPORATION

Date: December 27, 2006	By:	/s/ Michael C. Gerald
Michael C. Gerald
President and Chief Executive Officer